         Exhibit 99.1

Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date: October 27, 2006

Contact:	Ms. Judith Barber	News Contact:	Peter Hamilton
	Corporate Secretary		Rubenstein Associates
(work) 212-843-8015
(home) 631-928-8437
(cell) 516-375-6434

SMITHTOWN BANCORP ANNOUNCES
 THIRD QUARTER EARNINGS

EPS increase 24%

Deposits growing at 29% pace

ROE continues near 23%

Smithtown, NY, October 27, 2006 - Smithtown Bancorp (NASDAQ: SMTB), the parent company of Bank of Smithtown, today announced that the company had earnings for the third quarter of 2006 of $3,649,209, or $.41 per share. These basic earnings per share reflect a 24.24% increase over the same period last year. Basic earnings per share for the last twelve months now stand at $1.51.

Net income for the third quarter grew on a year-over-year basis from $2,945,891 to $3,649,208, an increase of 23.87%.

Deposits grew by $21.4 million during the third quarter to $849.6 million at quarter-end. For the first nine months of 2006, on an annualized basis, deposits are growing at a 29.22% pace. On the last weekend of the third quarter, the Bank opened its new Bohemia branch. Although the branch opened too late to contribute to third quarter deposit growth, the Company expects this location near the Long Island MacArthur Airport and the surrounding office/industrial area to make a significant contribution to deposit growth during the fourth quarter and during 2007.

Loans grew by $18.7 million during the third quarter to $805.1 million at the end of the period. For the first nine months of 2006, on an annualized basis, loans are growing at a 20.36% pace. The loan growth of $18.7 million during the third quarter was lower than other recent quarters, but only because a number of loans scheduled to close by quarter’s end did not close until the first week of October. At September 30, 2006, the Bank had $125 million of approved, but unfunded, loans, which is a higher level than usual. During the first week of October, the Bank closed $20.6 million of loans which, if added to the $18.7 million would bring loan growth to $39.3 million, which would be more commensurate with loan growth in other recent quarters. The $39.3 million figure would also compare favorably with loan growth of $33 million during the third quarter of 2005.

Nonperforming loans increased to $8.44 million, mostly because management decided to place one slow-paying loan on nonaccrual status. This one mortgage loan of $7.23 million has been in the 30-89 day category at each previous quarter’s end since the first quarter of 2005, and has been discussed in all of the Company’s quarterly reports since December, 2004. For more detailed information about asset quality, see the “Asset Quality” section on the investor page of the Bank’s website located at bankofsmithtownonline.com.

Net interest margin was 4.20% for the third quarter. Although this figure represents a slight decrease of 11 basis points from the prior quarter, the company’s margin remains considerably stronger than that of most of its competitors. The slight decrease is primarily the result of rate competition for deposits. The company’s net interest margin for the first nine months of 2006 is 4.25%.

The company’s return on average equity for the third quarter was 22.93%. Year-to-date ROE is 22.75%. The company’s average ROE for the last 10 years is 23.25%. The average ROE for the 481 banks in the United States with assets between $500 million and $1 billion is 13.08%.

Return on average assets for the quarter was 1.49%. Year-to-date ROA is 1.45%. The average ROA for peer group banks throughout the nation is 1.21%.

Efficiency for the first nine months was 52.08%, which is 20 basis points higher than efficiency for the first six months. The slight increase was mostly attributable to expenses associated with the opening of the new branch. The average efficiency for peer group banks throughout the nation is 60.60%.

Bank of Smithtown currently has five new branch projects in various stages of development in Coram, Nesconset, Huntington, Setauket and Deer Park. The Bank expects to open the Coram branch toward the end of the fourth quarter.

So far this year, the price for the company’s stock has risen by 32%. In contrast, the S & P 500 and the NASDAQ Composite Index have year-to-date gains of 9.51% and 6.15%, respectively. Earlier this year, Investors Business Daily added Smithtown Bancorp to its list of the “Top 100” stocks in the United States. Over the past 10 years, the market value of Smithtown Bancorp stock has risen at a compounded annual growth rate of more than 30% per year.

* * *

Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; other risk factors disclosed in the Company’s reports filed with the Securities and Exchange Commission; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.

SELECTED FINANCIAL DATA
(in thousands, except per share data)

	For the Three Months Ended		% Growth
	Sept 30, 2006	Sept 30, 2005	2005 to 2006

Basic Earnings per share	$0.41	$0.33	24.24%
Diluted Earnings per share	$0.41	$0.33	24.24%

Assets	$995,681	$837,821	18.84%
Loans	805,056	651,917	23.49%
Deposits	849,640	704,431	20.61%

Return on Average Equity	22.93	22.37
Cash Return on Average Equity (1)	23.80	22.45
Return on Average Tangible Equity (2)	24.06	22.77
Cash Return on Average Tangible Equity (3)	24.96	22.86

Return on Average Assets	1.49	1.45
Cash Return on Average Assets (1)	1.54	1.46
Return on Average Tangible Assets (2)	1.49	1.46
Cash Return on Average Tangible Assets (3)	1.55	1.46

Net Interest Margin	4.20	4.45

Efficiency	52.46	55.09
Efficiency - Cash Basis	50.54	55.07

(1)	Excludes amortization of intangibles
(2)	Excludes intangible assets
(3)	Excludes amortization of intangibles and intangible assets

SMITHTOWN BANCORP
CONSOLIDATED BALANCE SHEETS
(unaudited)	Press release
(in thousands, except share data)

	As of Sept 30,
	2006	2005
ASSETS
Cash and due from banks	$10,480	$11,661
Federal funds sold	11,371	9,763
Total cash and cash equivalents	21,851	21,424

Investment securities:
Obligations of U.S. treasury	1,990	6,895
Obligations of U.S. government agencies	97,499	87,409
Mortgage - backed securities	3,417	5,843
Obligations of state and political subdivisions	9,652	14,605
Other securities	3,966	1,998
Total investment securities	116,524	116,750

Restricted securities	4,043	3,755

Loans	805,056	651,917
Less: allowance for loan losses	7,372	5,346
Loans, net	797,684	646,571

Bank premises and equipment	19,954	18,664

Other assets
Cash value of bank-owned life insurance	18,057	17,415
Goodwill	2,077	1,809
Intangible assets	2,127	523
Other	13,364	10,910
Total other assets	35,625	30,657

Total assets	$995,681	$837,821

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Demand (non-interest bearing)	$101,231	$107,993
Money market	243,195	222,155
NOW	36,080	35,699
Savings	48,253	47,404
Time	420,881	291,180
Total deposits	849,640	704,431

Dividends payable	355	355
Other borrowings	55,000	62,000
Subordinated debt	18,217	11,000
Other liabilities	7,491	6,644
Total liabilities	930,703	784,430

Stockholders' equity
Common stock - $.01 par value (20,000,000 shares authorized;	108	108
10,750,920 shares issued; 8,885,589 shares outstanding)
Additional paid in capital	4,020	4,270
Retained earnings	71,330	59,407
Accumulated other comprehensive loss	(418)	(332)
	75,040	63,453
Less: treasury stock (1,865,331 shares at cost)	(10,062)	(10,062)
Total stockholders' equity	64,978	53,391

Total liabilities and stockholders' equity	$995,681	$837,821

SMITHTOWN BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except share and per share data)	Press release

	For the Three Months Ended		For the Nine Months Ended
	Sept 30,		Sept 30,
	2006	2005	2006	2005
Interest income
Loans	$15,757	$11,432	$44,680	31,379
Federal funds sold	127	146	349	476
Investment securities:
Taxable:
Obligations of U.S. treasury	45	62	168	134
Obligations of U.S. government agencies	1,119	815	3,054	1,991
Mortgage - backed securities	43	47	146	135
Other securities	27	26	71	100
Subtotal	1,234	950	3,439	2,360
Exempt from federal income taxes:
Obligations of state & political subdivisions	105	119	348	348
Other	75	54	180	149
Total interest income	17,298	12,701	48,996	34,712

Interest expense
Money market accounts (including savings)	2,278	1,196	6,323	2,904
Time deposits of $100,000 or more	1,659	882	4,075	2,271
Other time deposits	2,861	1,518	7,652	4,067
Other borrowings	572	600	1,965	1,789
Subordinated debt	355	185	903	508
Total interest expense	7,725	4,381	20,918	11,539
Net interest income	9,573	8,320	28,078	23,173
Provision for loan losses	300	300	1,400	525
Net interest income after provision for loan losses	9,273	8,020	26,678	22,648

Noninterest income
Trust and investment services	121	116	364	330
Service charges on deposit accounts	448	500	1,423	1,475
Revenues from insurance agency	984	900	2,948	2,664
Net gain on sales of investment securities	205	-	194	13
Increase in cash value of bank owned life insurance	164	157	482	473
Other	588	460	1,794	1,227
Total noninterest income	2,510	2,133	7,205	6,182

Noninterest expense
Salaries	2,823	2,652	8,270	7,520
Pension and other employee benefits	587	575	1,826	1,743
Net occupancy expense of bank premises	907	800	2,638	2,405
Furniture and equipment expense	560	487	1,593	1,364
Amortization of intangible assets	229	18	612	54
Other	1,051	911	3,243	2,953
Total noninterest expense	6,157	5,443	18,182	16,039
Income before income taxes	5,626	4,710	15,701	12,791
Provision for income taxes	1,977	1,764	5,429	4,798
Net income	$3,649	$2,946	$10,272	$7,993

Basic earnings per share	$0.41	$0.33	$1.16	$0.90
Diluted earnings per share	$0.41	$0.33	$1.16	$0.90
Cash dividends declared	$0.04	$0.04	$0.12	$0.12
Weighted average common shares outstanding	8,867,968	8,879,497	8,866,895	8,879,155
Weighted average common equivalent shares	$8,871,139	$8,879,681	8,873,669	8,880,063
Comprehensive income	$4,231	$2,515	$10,455	$7,616